Exhibit 99.2

INDEX TO UNAUDITED FINANCIAL STATEMENTS

AUTHORIZE.NET HOLDINGS, INC.

Consolidated Financial Statements (Unaudited)

Condensed consolidated balance sheets as of September 30, 2007 and December 31, 2006	2

Condensed consolidated statements of earnings for the nine months ended September 30, 2007 and 2006	3

Condensed consolidated statements of cash flows for the nine months ended September 30, 2007 and 2006	4

Notes to condensed consolidated financial statements	5

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2007	December 31, 2006 (1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$136,800	$116,172
Trade accounts receivable, net	3,215	2,894
Deferred income taxes	4,690	4,690
Prepaid expenses and other current assets	1,412	1,250
Current assets of discontinued operations	40	2,737

Total current assets	146,157	127,743
Property and equipment, net	5,671	4,385
Other assets, net	378	418
Restricted cash	500	500
Goodwill	57,628	57,628
Intangible assets, net	13,458	15,582
Deferred tax asset	16,134	15,655
Non-current assets of discontinued operations	—	563

Total assets	$239,926	$222,474

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,468	$1,238
Accrued compensation and benefits	2,142	3,135
Other accrued liabilities	3,599	4,489
Deferred rent	149	606
Deferred revenues	2,697	2,218
Funds due to merchants	11,168	8,751
Accrued restructuring	850	804
Current liabilities of discontinued operations	231	2,536

Total current liabilities	22,304	23,777
Deferred rent, less current portion	355	1,957
Deferred tax liability	9,192	4,754
Accrued restructuring, less current portion	898	—
Other long-term tax liabilities	2,156	—
Deferred revenue, less current portion	911	971
Other long-term liabilities	700	700

Total liabilities	36,516	32,159

Stockholders’ equity:
Common stock	317	309
Additional paid-in capital	185,111	178,196
Accumulated other comprehensive income	186	171
Retained earnings	38,607	32,437
Treasury stock, at cost	(20,811)	(20,798)

Total stockholders’ equity	203,410	190,315

Total liabilities and stockholders’ equity	$239,926	$222,474

(1)	Derived from Authorize.Net’s audited consolidated financial statements as of December 31, 2006.

See accompanying notes to unaudited condensed consolidated financial statements

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

(Unaudited)

	For the Nine Months Ended
	September 30, 2007	September 30, 2006
Revenues	$51,695	$41,844
Cost of revenues	12,311	8,850

Gross profit	39,384	32,994
Operating expenses:
Product development	4,693	4,118
Sales and marketing	15,646	13,642
General and administrative	12,005	13,433
Restructuring charges	241	114

Total operating expenses	32,585	31,307

Income from operations	6,799	1,687
Other income, net	5,113	3,378

Income before income taxes	11,912	5,065
Income taxes	4,913	1,625

Income from continuing operations	6,999	3,440

Discontinued operations, net of income taxes:
Gain on sale of TDS assets, net of income taxes	1,436	—
Loss from discontinued operations, net of income taxes	(1,581)	(680)

Loss from discontinued operations, net of income taxes	(145)	(680)

Net income	$6,854	$2,760

Net income (loss) per common share (basic):
From continuing operations	$0.25	$0.13
From discontinued operations	(0.01)	(0.03)

Net income per common share (basic):	$0.24	$0.10

Net income (loss) per common share (diluted):
From continuing operations	$0.24	$0.12
From discontinued operations	(0.01)	(0.02)

Net income per common share (diluted):	$0.23	$0.10

Weighted average number of shares used in computing basic earnings per share	28,037	27,197
Weighted average number of shares used in computing diluted earnings per share	29,174	28,158

See accompanying notes to unaudited condensed consolidated financial statements

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	For the Nine Months Ended
	September 30, 2007	September 30, 2006
Cash flows from operating activities:
Net income	$6,854	$2,760
Loss from discontinued operations	(145)	(680)

Income from continuing operations	6,999	3,440
Adjustments to reconcile income from continuing operations to net cash provided by operating activities for continuing operations:
Depreciation and amortization	4,643	3,792
Loss on disposal of property and equipment	45	—
Deferred income taxes	4,427	1,394
Share-based compensation expense	1,643	2,947
Changes in assets and liabilities:
Accounts receivable	(321)	(213)
Other assets	(122)	(336)
Accounts payable and accrued liabilities	(2,640)	(1,373)
Funds due to merchants	2,417	1,413
Deferred rent	(184)	(481)
Deferred revenues	419	419
Other long-term liabilities	30	—

Net cash provided by operating activities of continuing operations	17,356	11,002

Cash flows from investing activities of continuing operations:
Purchases of property and equipment	(3,718)	(1,396)
Purchase of short-term investments	—	(520)
Proceeds from sales and maturities of short-term investments	—	1,084

Net cash used in investing activities for continuing operations	(3,718)	(832)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of common stock	5,200	3,780
Repurchase of restricted common stock	(13)	—

Net cash provided by financing activities of continuing operations	5,187	3,780

Effects of foreign exchange rate changes on cash and cash equivalents	15	(18)
Net cash provided by operating activities of discontinued operations	135	8,104
Net cash provided by investing activities of discontinued operations	1,653	(526)

Net increase in cash and cash equivalents	20,628	21,510
Cash and cash equivalents, beginning of period	116,172	83,120

Cash and cash equivalents, end of period	$136,800	$104,630

See accompanying notes to unaudited condensed consolidated financial statements

AUTHORIZE.NET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Basis of Presentation

Effective April 27, 2007, Lightbridge, Inc. (“Lightbridge”) changed its corporate name to Authorize.Net Holding, Inc. The change of the corporate name does not have an effect on the basis of presentation.

The accompanying unaudited condensed consolidated financial statements include the accounts of Authorize.Net Holdings, Inc. and subsidiaries (collectively, “Authorize.Net” or the “Company”). Authorize.Net believes that the unaudited condensed consolidated financial statements reflect all adjustments necessary for a fair presentation of Authorize.Net’s financial position, results of operations and cash flows at the dates and for the periods indicated. Although certain information and the disclosures normally included in Authorize.Net’s annual financial statements have been omitted, Authorize.Net believes that the disclosures provided are adequate to make the information presented not misleading. Results of interim periods may not be indicative of results for the full year or any future periods. These financial statements should be read in conjunction with the audited annual consolidated financial statements and related notes included in Authorize.Net’s Current Report on Form 8-K dated August 8, 2007.

2.	Merger Agreement With CyberSource

On June 17, 2007, Authorize.Net, CyberSource Corporation (“CyberSource”), Congress Acquisition-Sub, Inc., and Congress Acquisition Sub 1, LLC entered into an Agreement and Plan of Reorganization (the “Agreement”) whereby CyberSource agreed to acquire Authorize.Net. Under the Agreement, the Authorize.Net shareholders received 1.1611 shares of CyberSource common stock for every share of Authorize.Net common stock. Additionally, Authorize.Net shareholders received a pro-rata share of $125.0 million in the form of a cash payment and cash in lieu of fractional shares. The Agreement was approved by the boards of directors of both Authorize.Net and CyberSource.

The merger closed on November 1, 2007. Selling, general and administrative expenses for the nine months ended September 30, 2007 include $1.3 million of acquisition costs, related to the merger.

3.	Discontinued Operations

Telecom Decisioning Services (TDS) Business

On February 20, 2007, the Company sold certain assets related to its Telecom Decisioning Services (TDS) business to Vesta Corporation (“Vesta”) for $2.5 million in cash plus assumption of certain contractual liabilities. The Company recorded a net gain on the sale of its TDS business of $1.4 million, net of tax of $0.8 million during the nine months ended September 30, 2007, which has been presented as a gain on sale of discontinued operations.

The Company has determined that the disposed TDS business should be accounted for as a discontinued operation in accordance with SFAS 144, “Accounting for the Disposal of or Impairment of Long-Lived Assets.” Consequently, the results of operations of the TDS business have been excluded from the Company’s results from continuing operations for all periods presented and the assets and liabilities of the TDS business have been segregated on the balance sheets for each date presented. Prior to the sale, the results of operations of the TDS business had been reported as a separate segment.

Instant Conferencing Business

In the first quarter of 2005, the Company made the decision to no longer actively market or sell its GroupTalk product and took actions to outsource the continuing operations of its Instant Conferencing business. On August 17, 2005, the Company and America Online, Inc. mutually agreed to terminate the master services agreement under which the Company provided its GroupTalk instant conferencing services to America Online, Inc. Authorize.Net subsequently terminated all of the outsourcing agreements for its GroupTalk services and ceased operations of the Instant Conferencing business in the third quarter of 2005. In the nine months ended September 30, 2006, the Company recorded $0.5 million in net income from discontinued operations related to the Instant Conferencing segment, which represented a refund received for previously paid telecommunications costs.

Summarized financial information for the discontinued operations are as follows (amounts in thousands):

	Nine Months Ended September 30,
	2007	2006
Results of operations:
Net revenues	$1,316	$33,196
Total expenses	3,846	33,699
(Benefit) provision for income taxes	(949)	177
Income (loss) from discontinued operations	(1,581)	(680)
Gain on sale of TDS business, net of income taxes	1,436	—

Total discontinued operations, net of income taxes	$(145)	$(680)

The Company has classified the remaining assets and liabilities, principally consisting of accounts receivable, trade payables and restructuring accruals, from the TDS business as assets and liabilities of discontinued operations. The Company anticipates that all accounts receivable and trade payables will be collected and paid by the end of October 2007. The Company anticipates that the restructuring accruals will be paid by the end of 2007.

The following table presents the carrying amounts of major classes of assets and liabilities relating to the TDS business at September 30, 2007 and December 31, 2006:

	September 30, 2007	December 31, 2006
	(In thousands)
Assets:
Accounts receivable, net	$—	$2,116
Other current assets	40	621

Total current assets of discontinued operations	40	2,737
Property and equipment, net	—	522
Other assets	—	41

Total non-current assets of discontinued operations	—	563

Total assets of discontinued operations	$40	$3,300

Liabilities:
Accounts payable and accrued liabilities	$231	$2,359
Deferred revenue	—	177

Total current liabilities of discontinued operations	231	2,536

Total liabilities of discontinued operations	$231	$2,536

Intelligent Network Solutions (INS) Business

On April 25, 2005, the Company announced that it had entered into an asset purchase agreement for the sale of its INS business, which included its PrePay IN product and related services, to VeriSign, Inc. The sale was completed on June 14, 2005 for $17.45 million in cash plus assumption of certain contractual liabilities. Of the $17.45 million in consideration, $1.495 million is being held in escrow by VeriSign, and $0.25 million is being held by the Company as a liability to VeriSign, until certain representations and warranties expire and will be recorded as a gain, net of indemnity claims at that time including the indemnification claim of VeriSign disclosed below. In addition, a liability has been established of $0.45 million in accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” based on the estimated cost if the Company were to purchase an insurance policy to cover up to $5.0 million of indemnification obligations for certain potential breaches of its intellectual property representations and warranties in the asset purchase agreement with VeriSign. The Company periodically verifies that the $0.45 million liability is appropriate. The $0.25 million and $0.45 million are classified as other long-term liabilities on the Company’s consolidated balance sheet. The intellectual property representations and warranties expired on June 14, 2007. However, as of September 30, 2007, based on notification the Company received from VeriSign before expiration of such representation and warranties asserting that the Company is obliged to indemnify VeriSign with respect to a lawsuit filed against VeriSign, the long-term liability presentation is still appropriate. The Company cannot predict the outcome of this matter at this time and it is presently not a party to the litigation.

4.	Share-based Compensation

Stock Option Valuation and Expense Information under SFAS No. 123(R)

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS No. 123(R), share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

The following table presents share-based compensation expense included in the Company’s consolidated statement of operations (amounts in thousands):

	Nine Months Ended September 30,
	2007	2006
Cost of revenues	$73	$54
Engineering and development	241	147
Sales and marketing	82	58
General and administrative	1,247	2,688

Share-based compensation expense	$1,643	$2,947

During 2005, the Company granted stock options to certain executive officers that provide for vesting of the options upon the achievement of stock price performance. As of September 30, 2007, all of these options vested because the average closing price of the Company’s common stock reached the required vesting target price of $17.50, $15.00, $12.50 and $10.00, for over 20 consecutive trading days. The Company recognized approximately $0.1 million and $1.2 million of share-based compensation expense related to these options during the nine months ended September 30, 2007 and September 30, 2006, respectively. The Company will not incur any additional expense related to these options.

The Company generally estimates the fair value of options granted using the Black-Scholes option valuation model. It estimates the volatility of the Company’s common stock at the date of grant based on its historical volatility rate, consistent with Staff Accounting Bulletin No. 107 (SAB 107). The Company’s decision to use historical volatility is based upon the absence of actively traded options on its common stock and its assessment that historical volatility is more representative of future stock price trends than implied volatility. The Company estimates the expected term to be consistent with the simplified method identified in SAB 107 for share-based awards granted during the nine months ended September 30, 2007. The simplified method calculates the expected term as the average of the vesting and contractual terms of the award. The dividend yield assumption is based on historical and expected dividend payouts. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected term of the Company’s employee options. The Company uses historical data to estimate pre-vesting option forfeitures and records share-based compensation expense only for those awards that are expected to vest. For options granted, the Company amortizes the fair value on a straight-line basis over the vesting period of the options.

The Company used the following assumptions to estimate the fair value of share-based payment awards:

	Nine Months Ended September 30,
	2007	2006
Expected term (years)	6.25	6.25
Expected volatility	44% - 62%	57% - 62%
Risk-free interest rate (range)	4.3 - 5.2%	4.3 - 5.2%
Expected dividend yield	0.0%	0.0%

Share Awards

The value of restricted share awards is determined by their intrinsic value (as if the underlying shares were vested and issued) on the grant date. The following table summarizes the Company’s time-based non-vested share activity for the nine months ended September 30, 2007:

	Number of Shares	Weighted Average Fair Value
Non-vested at January 1, 2007	26,250	$13.17
Granted	—	—
Vested	5,625	13.17
Forfeited	—	—

Non-vested at September 30, 2007	20,625	$13.17

The following table presents activity under all stock option plans:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)			(In thousands)
Outstanding at January 1, 2007	2,995	$7.29
Granted	586	16.14
Exercised	(807)	6.44
Forfeited or expired	(380)	9.86

Outstanding at September 30, 2007	2,394	$9.33	7.59	$19,990
Vested or expected to vest at September 30, 2007	2,249	9.13	7.38	19,591
Options exercisable at September 30, 2007	1,312	7.39	6.90	13,540

The following table sets forth information regarding options outstanding at September 30, 2007:

Number of Options	Range of Exercise Prices	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number Currently Exercisable	Weighted Average Exercise Price for Currently Exercisable
(In thousands)			(In thousands)
493	$3.75 – 5.50	$4.57	6.82	391	$4.41
98	5.60 – 6.10	5.81	6.20	72	5.78
400	6.11 – 6.11	6.11	7.27	306	6.11
413	6.16 – 8.80	6.82	7.02	246	7.02
406	8.93 – 13.17	11.70	7.58	183	11.18
584	13.99 – 37.32	16.26	9.12	114	16.69

2,394	$3.75 – 37.32	$9.33	7.59	1,312	$7.39

The weighted average grant date fair value of options granted during the nine months ended September 30, 2007 was $8.71. The intrinsic value of options exercised during the nine months ended September 30, 2007 was $13.2 million.

As of September 30, 2007, there was $6.5 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock plans including non-vested restricted share awards, which is expected to be recognized over a weighted-average period of 2.94 years.

The Company received $5.2 million in cash from option exercises for the six months ended September 30, 2007. The Company has excess tax benefits of $3.3 million that will be recorded as a credit to additional paid-in capital when realized based upon the “with-and-without” method. The Company has net operating loss carry-forwards that are sufficient to offset taxable income. Under the with-and-without method, an excess tax benefit will be realized when the excess share-based compensation deduction provides the Company with incremental benefit by reducing the current year’s taxes payable.

5.	Commitments and Contingencies

Leases — As of September 30, 2007, the Company’s primary contractual obligations and commercial commitments are under its operating leases and a letter of credit. The Company maintains a letter of credit in the amount of $1.0 million, as required for security under the operating lease for its former corporate headquarters in Burlington, Massachusetts, which has been subleased.

The Company has non-cancelable operating lease agreements for office space and certain equipment. These lease agreements expire at various dates through 2012 and certain of them contain provisions for extension on substantially the same terms as are currently in effect.

Future minimum payments under operating leases, including facilities affected by restructurings and the Company’s new and former headquarters leases, consisted of the following at September 30, 2007 (amounts in thousands):

Operating Leases
Remainder of 2007	$934
2008	3,058
2009	2,561
2010	2,235
2011	1,855
Thereafter	101
Total minimum lease payments	$10,744

Indemnities — The Company typically agrees to indemnify its customers and distributors for any damages, expenses or settlement amounts resulting from claimed infringement of intellectual property rights of third parties, its landlords for any expenses or liabilities resulting from its use of the leased premises, occurring on the leased premises or resulting from the breach of its obligations under the leases related to the leased premises, and purchasers of assets or businesses it has sold for any expenses or liabilities resulting from its breaches of any representations, warranties or covenants contained in the purchase and sale agreements associated with such sales including, without limitation, that the assets sold do not infringe on the intellectual property rights of third parties. While the Company maintains insurance that may provide limited coverage for certain warranty and indemnity claims, such insurance may cease to be available to the Company on commercially reasonable terms or at all.

The Company established a liability of $0.45 million in accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” based on the estimated cost if the Company were to purchase an insurance policy to cover up to $5.0 million of indemnification obligations for certain potential breaches of its intellectual property representations and warranties in the asset purchase agreement with VeriSign. Such representations and warranties extended for a period of two years and expired on June 14, 2007. However, as of September 30, 2007, based on notification the Company received from VeriSign before expiration of such representation and warranties asserting that the Company is obliged to indemnify VeriSign with respect to a lawsuit filed against VeriSign, the long-term liability presentation is still appropriate.

Litigation — In connection with the sale of the Company’s INS business to VeriSign on June 14, 2005, the Company agreed to indemnify VeriSign for up to $5.0 million in damages incurred for potential breaches of its intellectual property representations and warranties in the asset purchase agreement. The intellectual property representations and warranties expired on June 14, 2007. The Company received notification from VeriSign prior to the expiration of such representations and warranties asserting that the Company is obliged to indemnify VeriSign with respect to a lawsuit filed against VeriSign that alleges VeriSign is infringing certain patents of the plaintiff. VeriSign asserts that the Company’s obligation to indemnify it arises in connection with the sale by the Company to VeriSign of certain assets related to the Company’s INS business unit, including the Company’s Prepay IN software, which VeriSign acquired in April 2005. The Company objected to VeriSign’s claim and has asked for additional information, which it has not yet received. The Company cannot predict the outcome of this matter at this time and it is presently not a party to the litigation.

The Company is involved in various litigation and legal matters other than the VeriSign matter described above, which have arisen in the ordinary course of business. The Company believes that the ultimate resolution of such matters will not have a material adverse effect on its consolidated financial statements.

6.	Earnings (Loss) Per Share (EPS)

Basic EPS is computed by dividing income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.

A reconciliation of the shares used to compute basic income per share from continuing operations to those used for diluted income per share from continuing operations is as follows (in thousands):

	Nine Months Ended September 30,
	2007	2006
Shares for basic computation	28,037	27,197
Options and warrants (treasury stock method)	1,137	961

Shares for diluted computation	29,174	28,158

Stock options to purchase approximately 40,000 shares and 493,000 shares of common stock were excluded from the calculation of diluted earnings per share for the nine months ended September 30, 2007 and 2006, respectively, because these options were anti-dilutive. The EPS calculation for 2006 has been revised to reflect the change in income from continuing operations due to the Company’s TDS segment now being accounted for as discontinued operations.

7.	Restructuring

The following table summarizes the activity in the restructuring accrual for the nine months ended September 30, 2007 (amounts in thousands):

	Employee Severance and Termination Benefits	Facility Closing and Related Costs	Total
Accrued restructuring balance at January 1, 2007	$59	$745	$804
Restructuring accrual	142	6	148
Cash payments	(42)	(89)	(131)
Accrued restructuring balance at March 31, 2007	$159	$662	$821
Reclassification and restructuring accrual	88	1,880	1,968
Cash payments	(140)	(515)	(655)
Accrued restructuring balance at June 30, 2007	$107	$2,027	$2,134
Cash payments	77	309	386
Accrued restructuring balance at September 30, 2007	$30	$1,718	$1,748

During the quarter ended June 30, 2007, the Company reclassified approximately $1.9 million from deferred rent to restructuring upon vacating its former Burlington, Massachusetts headquarters. The Company did not incur any restructuring charges as a result of vacating the facility. The Company also recorded restructuring charges of approximately $0.1 million during each of the first and second quarters of 2007 relating to severance and termination benefits due to a reduction of general and administrative staff in the Company’s corporate departments. The restructuring charges related to the TDS business have been reported in income of discontinued operations.

The facility closing and related costs balance represents lease obligations for locations that the Company has exited. The lease obligations represent the fair value of future lease commitment costs, net of actual and projected sublease rental income. The lease obligations extend through the year 2011. Management will review the sublease assumptions on a quarterly basis, until the outcome is finalized.

8.	Income Taxes

In June, 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), “ Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109. “ This statement clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of more-likely than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the financial statements.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,”, on January 1, 2007. As a result of the implementation of Interpretation 48, the Company recognized approximately a $1.1 million increase in the liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007 balance of retained earnings of $0.7 million and a $0.4 million increase to long-term deferred tax asset. At December 31, 2006, the Company had an existing liability for unrecognized tax benefits of $1.0 million.

As of January 1, 2007, the Company has provided a liability for $2.1 million of unrecognized tax benefits related to various federal and state income tax matters which is classified as other long term tax liabilities in the Company’s balance sheet. Of this amount, the amount that would impact the Company’s effective tax rate, if recognized, is $1.4 million. The Company does not expect that the amounts of unrecognized tax benefits will change significantly within the next 12 months.

As of January 1, 2007, the Company has accrued $346,000 of interest related to uncertain tax positions. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for federal and state income taxes. The Company has incurred zero penalties related to uncertain tax positions. During the nine months ended September 30, 2007, the Company recognized approximately $94,000 in interest. The Company had approximately $0.4 million for the payment of interest accrued at September 30, 2007.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2001. In 2006, the Massachusetts Department of Revenue (Mass DOR) commenced an examination of the Company’s Massachusetts state income tax returns for 2001 and 2002. The Mass DOR proposed an adjustment to the Company’s tax positions and the Company paid $0.1 million during the nine months ended September 30, 2007.

The Company provides for income taxes on an interim basis based on the full-year projected effective tax rate. The Company’s effective tax rate including discrete items, was 41% for the nine months ended September 30, 2007, and 32% for the nine months ended September 30, 2006. The income tax provision of $4.9 million for the nine months ended September 30, 2007 reflects a provision for federal and state taxes of $4.9 million, $0.1 million related to interest, and a $0.1 million discrete benefit related to the tax effect of disqualifying dispositions of incentive stock options as required by SFAS No. 123(R). The income tax provision of $1.6 million for the nine months ended September 30, 2006 reflects a deferred federal and state provision of $1.4 million attributable to amortization of intangibles for tax purposes with indefinite lives and a $0.2 million provision for federal and state taxes.

At December 31, 2006, the Company released a significant portion of its deferred tax asset valuation allowance. At September 30, 2007, a valuation allowance of $9.1 million remains, which primarily relates to certain state net operating losses and tax credits, which the Company expects to expire or go unused within the respective carry-forward periods.

9.	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income consists of foreign currency translation gain of $0.2 million and $0.2 million as of September 30, 2007 and December 31, 2006, respectively.